Amerigroup Reports Second Quarter 2011 Results

Net Income of $44.3 Million or $0.83 per Diluted Share

Second Quarter Negatively Impacted by a Retroactive Premium Adjustment

VIRGINIA BEACH, Va., July 29, 2011 /PRNewswire/ -- Amerigroup Corporation (NYSE: AGP) today announced that net income for the second quarter of 2011 was $44.3 million, or $0.83 per diluted share, versus net income of $67.2 million, or $1.31 per diluted share, for the second quarter of 2010 and compared to $70.5 million, or $1.37 per diluted share, for the first quarter of 2011. Total revenues for the second quarter were $1.53 billion, a 6.3% increase versus $1.44 billion in the second quarter of 2010 and compared to $1.54 billion in the first quarter of 2011.

Second quarter 2011 results were negatively impacted by a retroactive premium adjustment in the State of Georgia of approximately $13.8 million, or $0.16 per diluted share.

Highlights include:

  Membership increased 15,000 members, or 0.8%, to approximately 2.0 million at the end of the second quarter compared to the first quarter of 2011.
  Health benefits expense was 84.1% of premium revenue for the second quarter of 2011.
  Selling, general and administrative expenses were 8.0% of total revenues for the second quarter of 2011.
  Cash flow provided by operations was $31 million and $115 million for the three and six months ended June 30, 2011, respectively.
  Unregulated cash and investments were $255 million as of June 30, 2011 compared to $269 million as of March 31, 2011.
  Medical claims payable as of June 30, 2011 totaled $520 million compared to $540 million as of March 31, 2011.
  Days in claims payable was 37, compared to 39 days in the first quarter of 2011.
  The Company repurchased approximately 815,000 shares of its common stock during the second quarter, at an aggregate cost of $55.2 million, pursuant to its ongoing share repurchase program.
  On July 25, 2011, the Louisiana Department of Health and Hospitals announced that Amerigroup was one of five managed care organizations selected through competitive procurement to offer healthcare coverage to Medicaid recipients in Louisiana. The State indicated that the managed care organizations will enroll collectively approximately 900,000 members statewide, including children and families served by Medicaid's Temporary Assistance for Needy Families (TANF) as well as people with disabilities.  Of the five managed care organizations selected, the Company is one of three providers that will offer services on a full-risk basis.  Pending final contract negotiations, the Company anticipates beginning operations in early 2012.

"We are pleased with the underlying results in the quarter. Excluding prior period items, second quarter performance was in-line with our expectations," said James G. Carlson, Chairman and CEO of Amerigroup. "Furthermore, we are delighted that Louisiana has selected us to serve low-income citizens through its new Medicaid Coordinated Care Network. For the last 17 years, we have developed innovative initiatives to help our members live healthier lives and at the same time lower healthcare costs for states."

Premium Revenue

Premium revenue for the second quarter of 2011 increased 6.6% to $1.52 billion versus $1.43 billion in the second quarter of 2010. Sequentially, premium revenue decreased $12.4 million, or 0.8%.

Premium revenue in the second quarter was negatively impacted by approximately $13.8 million due to a retroactive premium adjustment in the State of Georgia related to a reconciliation of duplicate member records. This premium adjustment reduced diluted earnings per share by $0.16.

The Company recently identified anomalies in the Georgia monthly membership files indicating that the State was not current in its process of merging duplicate member records. For various reasons, it is common for the State to assign members more than one Medicaid number, which results in multiple member records and duplicate premium payments for the same member. In normal course, the State attempts to correct these duplicate member records in a timely manner.

Based on the Company's inquiry to the State regarding the volume of anomalies in the monthly membership files, Georgia's Department of Community Health initiated a comprehensive review that uncovered systemic membership record problems impacting contracted health plans as far back as the start of the program in 2006. Following its review, the State notified the health plans of the premium the State believes should be returned due to duplicate payments. The Company has established an estimated liability for premium payments that it believes will be returned to the State during this process.

In addition, these overstated membership files were used by the State to determine the per member premium rates paid to health plans over numerous contract years. Inclusion of these duplicate members resulted in lower per member rates for those years and, as a result, the Company expects that these historical premium rate calculations will be revisited to adjust the per member rates upward. While the Company has been advised that the State intends to address these premium rate issues through settlement agreements with the health plans, the Company has not established a receivable for any such amount because, in the Company's opinion, any settlement value cannot be estimated with an adequate level of precision at this time.

Premium revenue for the quarter was also compressed by accruals for experience rebate in Texas, applicable medical loss ratio floors, and other gain sharing arrangements with State customers, as well as other routine prior period revenue adjustments that, on balance, were slightly negative.

Investment Income and Other Revenues

Second quarter investment income and other revenues were $4.0 million versus $8.6 million in the second quarter of 2010, and compared to $4.1 million in the first quarter of 2011. As previously reported, in the second quarter of 2010 investment income and other revenues included $4.0 million related to the sale of a trademark.

Health Benefits

Health benefits expense, as a percent of premium revenue, was 84.1% for the second quarter of 2011 versus 82.3% in the second quarter of 2010, and compared to 81.8% in the first quarter of 2011.

The sequential increase in the health benefits ratio was due in part to the retroactive premium adjustment in Georgia that unfavorably impacted the health benefits ratio by 80 basis points.

Favorable reserve development (net of associated accruals for experience rebate in Texas, applicable medical loss ratio floors, and other gain sharing arrangements with State customers) positively impacted the health benefits ratio in the second quarter by 50 basis points compared to 140 basis points in the first quarter of 2011.

While medical cost trends remained modest during the quarter relative to long-term norms, there are emerging signs that trends have begun to move up from the unusually low levels experienced in prior quarters.

Selling, General and Administrative Expenses

Selling, general and administrative expenses were 8.0% of total revenues for the second quarter of 2011 versus 7.5% in the second quarter of 2010, and compared to 7.6% for the first quarter of 2011. Selling, general and administrative expenses increased sequentially, primarily due to scheduled compensation increases which were consistent with Company expectations.

Premium Taxes

Second quarter premium taxes were $40.4 million versus $33.2 million for the second quarter of 2010, and compared to $40.4 million in the first quarter of 2011.

Balance Sheet Highlights

Cash and investments at June 30, 2011 totaled $1.84 billion of which $255 million was unregulated compared to $269 million of unregulated cash and investments at March 31, 2011. During the quarter, the Company repurchased approximately 815,000 shares of its common stock at an aggregate cost of $55.2 million, pursuant to its ongoing share repurchase program.

The debt-to-total-capital ratio decreased to 16.6% as of June 30, 2011 from 16.8% as of March 31, 2011.

Medical claims payable as of June 30, 2011 totaled $520 million compared to $540 million as of March 31, 2011. Days in claims payable represented 37 days of health benefits expense compared with 39 days in the previous quarter. The primary factor that drove the decline in days in claims payable was an increase in claims processing speed aided in part by an increase in the claims auto-adjudication rate.

Included on page 11 is a table presenting the components of the change in medical claims payable for each of the six-month periods ended June 30, 2011 and 2010.

Cash Flow Highlights

Cash flow from operations totaled $115 million for the six months ended June 30, 2011, and $31.1 million for the three months ended June 30, 2011. Cash flow in the quarter was negatively impacted by a decrease in the medical claims payable liability due primarily to an increase in claims processing speed. Additionally, cash flow was negatively impacted by the normal occurrence of two estimated income tax payments during the second quarter.

Outlook

The Company's updated parameters associated with the full-year 2011 outlook can be found on page 11 of this release.

The Company has raised its full-year 2011 health benefits ratio range to 83.1% – 84.1% compared to the previous range of 82.8% – 83.8%. The change reflects the impact of rate renewals that are likely to be more modest than previously expected, retroactive premium reductions, and a slightly higher medical cost trend assumption in future quarters.

In addition, the Company raised its full-year 2011 selling, general and administrative ratio range to 7.8% plus or minus 20 basis points from the previous expectation of 7.6% plus or minus 20 basis points to reflect incremental spending in support of the large number of potential expansion opportunities in both new and existing markets, including additional expenses to begin operations in Louisiana.

Finally, the Company now expects that the net income margin for the full-year 2011 will be toward the upper-end of the Company's long-term net income margin range of 2.5% – 3.5%.

Second Quarter Earnings Call

Amerigroup senior management will discuss the Company's second quarter results on a conference call Friday, July 29, 2011 at 8:00 a.m. Eastern Time (ET). The conference can be accessed by dialing 866-260-3161 (domestic) or 706-679-7245 (international) approximately ten minutes prior to the start time of the call. A recording of the call may be accessed by dialing 800-642-1687 (domestic) or 706-645-9291 (international) and providing passcode 79572612. The replay will be available shortly after the conclusion of the call until Friday, August 5, at 11:59 p.m. ET. The conference call will also be available through the investors' page of the Company's web site, www.amerigroupcorp.com, or through www.earnings.com. A 30-day replay of this webcast will be available on these web sites beginning approximately two hours following the conclusion of the live broadcast earnings conference call.

About Amerigroup Corporation

Amerigroup, a Fortune 500 Company, coordinates services for individuals in publicly funded healthcare programs. Serving approximately 2.0 million members in 11 states nationwide, Amerigroup accepts all eligible people regardless of age, sex, race or disability. The Company's product offerings do not utilize any individual underwriting nor deny coverage due to pre-existing medical conditions. Amerigroup is dedicated to offering real solutions that improve health care access and quality for its members, while proactively working to reduce the overall cost of care to taxpayers. Click here for more information about Amerigroup Corporation.

Forward-Looking Statements

This release is intended to be disclosure through methods reasonably designed to provide broad, non-exclusionary distribution to the public in compliance with the Securities and Exchange Commission's Fair Disclosure Regulation. This release contains certain ''forward-looking'' statements, including those with respect to the levels of rate renewals, medical cost trends, recovery of Georgia premium revenue, Louisiana operations, expansion opportunities and our 2011 outlook, that are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause our actual results in future periods to differ materially from those projected or contemplated in the forward-looking statements. These risks and uncertainties include, but are not limited to: our inability to manage medical costs; our inability to operate new products and markets at expected levels, including, but not limited to, profitability, membership and targeted service standards; local, state and national economic conditions, including their effect on the rate-setting process and timing of payments; the effect of government regulations and changes in regulations governing the healthcare industry, including the impact of recently enacted healthcare reform legislation; changes in Medicaid and Medicare payment levels and methodologies; increased use of services, increased cost of individual services, epidemics, pandemics, the introduction of new or costly treatments and technology, new mandated benefits, insured population characteristics and seasonal changes in the level of healthcare use; our ability to maintain and increase membership levels; our ability to enter into new markets or remain in existing markets; changes in market interest rates or any disruptions in the credit markets; our ability to maintain compliance with all minimum capital requirements; liabilities and other claims asserted against us; demographic changes; the competitive environment in which we operate; the availability and terms of capital to fund acquisitions, capital improvements and maintain capitalization levels required by state agencies; our ability to attract and retain qualified personnel; the unfavorable resolution of new or pending litigation; and catastrophes, including acts of terrorism or severe weather.

Investors should also refer to our annual report on Form 10-K for the year ended December 31, 2010 filed with the Securities and Exchange Commission ("SEC") and subsequent quarterly reports on Form 10-Q and current reports on Form 8-K filed with or furnished to the SEC, for a discussion of certain known risk factors that could cause our actual results to differ materially from our current estimates. Given these risks and uncertainties, we can give no assurances that any forward-looking statements will, in fact, transpire and, therefore, caution investors not to place undue reliance on them. We specifically disclaim any obligation to update or revise any forward-looking statements, whether as a result of new information, future developments or otherwise.

AMERIGROUP CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED INCOME STATEMENTS
(dollars in thousands, except per share data)
(unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2011	2010	2011	2010

Revenues:
Premium	$1,523,433	$1,428,879	$3,059,228	$2,795,646
Investment income and other	4,001	8,634	8,121	13,516
Total revenues	1,527,434	1,437,513	3,067,349	2,809,162
Expenses:
Health benefits	1,281,760	1,176,445	2,538,722	2,318,017
Selling, general and administrative	122,289	108,189	238,748	225,612
Premium taxes	40,439	33,172	80,887	64,644
Depreciation and amortization	9,332	8,905	18,422	17,615
Interest	4,170	4,019	8,349	8,009
Total expenses	1,457,990	1,330,730	2,885,128	2,633,897
Income before income taxes	69,444	106,783	182,221	175,265
Income tax expense	25,150	39,570	67,450	65,870
Net income	$44,294	$67,213	$114,771	$109,395

Diluted net income per share	$0.83	$1.31	$2.18	$2.14

Weighted average number of common shares and dilutive potential common shares outstanding	53,541,368	51,318,044	52,658,303	51,235,939

The following table sets forth selected operating ratios. All ratios, with the exception of the health benefits ratio, are shown as a percentage of total revenues.
	Three months ended		Six months ended
	June 30,		June 30,
	2011	2010	2011	2010
Premium revenue	99.7%	99.4%	99.7%	99.5%
Investment income and other	0.3	0.6	0.3	0.5
Total revenues	100.0%	100.0%	100.0%	100.0%
Health benefits [1]	84.1%	82.3%	83.0%	82.9%
Selling, general and administrative expenses	8.0%	7.5%	7.8%	8.0%
Income before income taxes	4.5%	7.4%	5.9%	6.2%
Net income	2.9%	4.7%	3.7%	3.9%

[1] The health benefits ratio is shown as a percentage of premium revenue because there is a direct relationship between the premium received and the health benefits provided.

The following table sets forth the approximate number of members the Company served in each state as of June 30, 2011 and 2010.  Because the Company receives two premiums for members that are both in the Medicare Advantage and Medicaid products, these members have been counted twice in the states where we offer both plans.

	June 30,
	2011	2010
Texas	593,000	539,000	[1]
Georgia	270,000	259,000
Florida	262,000	259,000
Maryland	207,000	202,000
Tennessee	205,000	199,000
New Jersey	133,000	145,000
New York	109,000	111,000
Nevada	86,000	72,000
Ohio	55,000	58,000
Virginia	40,000	39,000
New Mexico	22,000	21,000
Total	1,982,000	1,904,000

[1] Membership includes approximately 14,000 members under an administrative services only (ASO) contract in 2010.

The following table sets forth the approximate number of members in each of the Company's products as of June 30, 2011 and 2010.  Because the Company receives two premiums for members that are in both the Medicare Advantage and Medicaid products, these members have been counted in each product.

	June 30,
Product	2011	2010
TANF (Medicaid)	1,405,000	1,337,000
CHIP	266,000	274,000
Aged, Blind and Disabled and Long-Term Care (Medicaid)	216,000	204,000	[1]
FamilyCare (Medicaid)	74,000	71,000
Medicare Advantage	21,000	18,000
Total	1,982,000	1,904,000

[1]Membership includes approximately 14,000 members under an ASO contract in 2010.

AMERIGROUP CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(dollars in thousands, except per share data)
(unaudited)
	June 30,	December 31,
	2011	2010

Assets
Current assets:
Cash and cash equivalents	$582,771	$763,946
Short-term investments	272,113	230,007
Premium receivables	114,819	83,203
Deferred income taxes	28,008	28,063
Prepaid expenses, provider and other receivables and other	84,033	53,482
Total current assets	1,081,744	1,158,701

Long-term investments, including investments on deposit for licensure	980,937	754,004
Property, equipment and software, net	99,315	96,967
Goodwill	260,496	260,496
Other long-term assets	13,109	13,220
	$2,435,601	$2,283,388

Liabilities and Stockholders' Equity
Current liabilities:
Claims payable	$519,508	$510,675
Unearned revenue	104,213	103,067
Contractual refunds payable	66,865	44,563
Accounts payable, accrued expenses and other	204,380	192,536
Current portion of long-term convertible debt	251,432	-
Total current liabilities	1,146,398	850,841

Long-term convertible debt	-	245,750
Other long-term liabilities	23,667	21,160
Total liabilities	1,170,065	1,117,751

Stockholders’ equity:
Common stock, $.01 par value	567	554
Additional paid-in capital, net of treasury stock	280,213	300,453
Accumulated other comprehensive income	5,982	627
Retained earnings	978,774	864,003
Total stockholders’ equity	1,265,536	1,165,637
	$2,435,601	$2,283,388

AMERIGROUP CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(dollars in thousands)
(unaudited)
	Six months ended
	June 30,
	2011	2010

Cash flows from operating activities:
Net income	$114,771	$109,395
Adjustments to reconcile net income to net cash provided by
operating activities:
Depreciation and amortization	18,422	17,615
Loss on disposal of property, equipment and software	320	24
Deferred tax benefit	(144)	(1,972)
Compensation expense related to share-based payments	10,757	9,571
Convertible debt non-cash interest expense	5,682	5,323
Gain on sale of intangible assets	-	(4,000)
Other	7,263	4,189
Changes in assets and liabilities (decreasing) increasing cash flows from operations:
Premium receivables	(31,616)	(10,140)
Prepaid expenses, provider and other receivables and other
current assets	(28,722)	(6,138)
Other assets	(2,106)	(55)
Claims payable	8,833	(3,433)
Accounts payable, accrued expenses, contractual refund payable
and other current liabilities	10,653	41,371
Unearned revenue	1,146	(50,474)
Other long-term liabilities	(606)	(1,714)
Net cash provided by operating activities	114,653	109,562

Cash flows from investing activities:
Purchase of investments, net	(257,487)	(150,908)
Purchase of property, equipment and software	(20,170)	(13,508)
Purchase of investments on deposit for licensure, net	(10,232)	(12,516)
Proceeds from sale of intangible assets	-	4,000
Purchase of contract rights and other related assets	-	(13,420)
Net cash used in investing activities	(287,889)	(186,352)

Cash flows from financing activities:
Change in bank overdrafts	16,262	13,361
Proceeds and tax benefits from exercise of stock options
and other, net	55,796	11,023
Repurchase of common stock shares	(79,997)	(43,676)
Net cash used in financing activities	(7,939)	(19,292)
Net decrease in cash and cash equivalents	(181,175)	(96,082)
Cash and cash equivalents at beginning of period	763,946	505,915
Cash and cash equivalents at end of period	$582,771	$409,833

AMERIGROUP CORPORATION AND SUBSIDIARIES

Components of the Change in Medical Claims Payable
(dollars in thousands)

	Six months ended
	June 30,
	2011	2010
Medical claims payable, beginning of period	$510,675	$529,036

Health benefits expenses incurred during period:
Related to current year	2,613,310	2,408,166
Related to prior years	(74,588)	(90,149)
Total incurred	2,538,722	2,318,017

Health benefits payments during period:
Related to current year	2,168,850	1,960,389
Related to prior years	361,039	361,061
Total payments	2,529,889	2,321,450

Medical claims payable, end of period	$519,508	$525,603

Health benefits expenses incurred during both periods were reduced for amounts related to prior years.  The amounts related to prior years include the impact of amounts previously included in the liability to establish it at a level sufficient under moderately adverse conditions that were not needed and the reduction in health benefits expenses due to revisions to prior estimates.

2011 Outlook

	Current Parameters	Previous Parameters
	As of July 29, 2011	As of April 29, 2011
Total revenues percentage growth	upper single digits	upper single digits
Health benefits ratio	83.1% - 84.1%	82.8% - 83.8%
Selling, general & administrative ratio	7.8% plus or minus 20 bps	7.6% plus or minus 20 bps
Net income margin	Upper-end of the range of 2.5% – 3.5%	Upper-end to above the range of 2.5% – 3.5%
Diluted shares outstanding	53 – 54 million	53 – 54 million

CONTACTS:
Investors: Julie Loftus Trudell
Amerigroup Corporation
Senior Vice President, Investor Relations
(757) 321-3597
jtrudell@amerigroupcorp.com

News Media: Maureen C. McDonnell
Amerigroup Corporation
Vice President, External Communications
(757) 473-2731
mmcdonn@amerigroupcorp.com